MuniMae Announces Organizational Changes;
Financial Statements Completed for MuniMae TE Bond Subsidiary

BALTIMORE – July 10, 2007, Municipal Mortgage & Equity, LLC (“MuniMae” or the “Company,” NYSE: MMA) today announced that Charles M. Pinckney has been named Chief Operating Officer and that it has accepted the resignation of Melanie M. Lundquist, the Company’s Chief Financial Officer. Mr. Pinckney will also serve as interim Chief Financial Officer while the Company searches for a replacement for Ms. Lundquist. The Company today also announced the completion of the audited financial statements for MuniMae TE Bond Subsidiary, LLC (“TE Bond Sub”), the subsidiary that holds the majority of the Company’s tax-exempt bond investments.

Ms. Lundquist, who joined the Company in 2005 from The Rouse Company, has accepted an offer to become the Chief Financial Officer of Haven Custom Homes, Inc. Michael L. Falcone, the Company’s Chief Executive Officer and President, commented, “We are grateful to Melanie for all of her leadership, including her work that led to the completion of the TE Bond Sub financial statements. We remain strongly committed to completing the restatement efforts, and the Company will continue to devote itself to bringing these efforts to fruition.” He added, “We are excited that Charlie has stepped into an expanded role, and we anticipate that he will bring a wealth of experience, leadership and focus to the Company’s operations. In the short term, he will be focused on bringing the Company’s restatement efforts to conclusion.”

Prior to his appointment as COO and interim CFO, Mr. Pinckney was Executive Vice President in charge of the Company’s MMA Realty Capital business, which houses the Company’s market rate investing activities. Mr. Pinckney joined the Company in 2000 when MuniMae purchased Whitehawk Capital, a real estate finance business that Mr. Pinckney co-founded. Prior to co-founding Whitehawk Capital, Mr. Pinckney worked in the real estate finance industry for over 18 years with Citicorp Securities and Bank of America. Earl W. Cole, III, Executive Vice President for Corporate Credit and Portfolio Management, has become interim head of MMA Realty Capital.

The Company today also announced that it has engaged Navigant Consulting, Inc. to support Mr. Pinckney’s efforts to complete the Company’s restatement efforts. Mr. Falcone added, “The Company is fortunate to have engaged the services of the Navigant team. Their track record with complex accounting and restatement issues is an invaluable asset and, coupled with Charlie’s skilled leadership and operational expertise, we believe that we have the pieces in place to complete our efforts and emerge a stronger enterprise.”

As previously disclosed, the Company has focused its efforts on completing the audited financial statements of TE Bond Sub and another of its subsidiaries, MMA Mortgage Investment Corporation (“MMIC”), as it simultaneously continues its efforts to complete the restatement of its financial statements and finalize its 2006 annual report. Mr. Falcone stated, “Completing the TE Bond Sub audit is a very important step along the road toward the completion of our restatement efforts and the filing of our 2006 annual report. As a result of non-cash restatement adjustments, shareholders’ equity in TE Bond Sub (whose common stock is 100% owned by the Company) as of December 31, 2005 was approximately $52.9 million higher than the $272.5 million previously reported and net income for TE Bond Sub for the year then ended was approximately $11.9 million lower than the $37.5 million previously reported.”

These restatement adjustments consist largely of corrections for errors related to the Company’s estimation of the fair value of bonds (which increased shareholders’ equity in TE Bond Sub by approximately $66.9 million as of December 31, 2005) and the Company’s assessment of bond impairments (which decreased shareholders’ equity in TE Bond Sub by approximately $14.1 million as of December 31, 2005), for the net increase of $52.9 million mentioned above, including certain other adjustments. The effects of these restatement adjustments are not necessarily indicative of the effects of other restatement adjustments that may be required in the Company’s financial statements.

Certain other subsidiary level audited financial statements, specifically some of those for funds the Company manages on behalf of others, have also been completed and provided to the appropriate investors.

The Company is continuing to work towards completing the audited financial statements of MMIC and has obtained extensions through August 31, 2007 from the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac), each of which require audited MMIC financial statements. In addition, the Company has obtained waivers through August 31, 2007 from those of its lenders that require delivery of audited financial statements for MMIC, and it is currently in compliance with all of its debt covenants.

The Company reiterated its intent to provide a mid-year review of the Company’s performance in late July or August. At that time, the Company also expects to provide more information on the timing of the completion of MMIC’s financial statements.

The Company today also announced information about material weaknesses in its internal controls over financial reporting that were identified by management during the preparation of the financial statements of TE Bond Sub and MMIC. Details about these material weaknesses, and others that have been identified as the Company’s restatement efforts have progressed, are included in a Current Report on Form 8-K filed by the Company today.

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate and clean energy projects. The Company also provides investment management and advisory services for institutional investors. Assets under management exceed $19 billion including investments in almost 3,000 properties, containing more than 323,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. MuniMae also conducts activities through various taxable subsidiaries. Distributions to shareholders are normally declared quarterly.

Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements in this press release include our plans to provide a mid-year review of the Company’s performance. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. The Company undertakes no obligation to revise or update publicly any forward-looking statements contained herein for any reason. Factors that could cause actual results to differ materially from the Company’s expectations include completion of the audit of our financial statements, completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

For more information:
Jessica Schott, Investor Relations
888/788-3863